Exhibit 99.2

The Masterbatches Business of Clariant Ltd
Unaudited Interim Combined Financial Statements

As of September 30, 2019 and December 31, 2018 and for the nine-month periods ended September 30, 2019 and 2018

Unaudited Interim Combined Financial Statements

Combined Balance Sheets as of September 30, 2019 and December 31, 2018	2
Combined Statements of Income for the Nine-Month Periods Ended September 30, 2019 and 2018	3
Combined Statements of Comprehensive Income for the Nine-Months Ended September 30, 2019 and 2018	4
Combined Statements of Changes in Equity for the Nine-Months Ended September 30, 2019 and 2018	5
Combined Statements of Cash Flows for the Nine-Months Ended September 30, 2019 and 2018	6
Notes to the Interim Combined Financial Statements	7

The accompanying notes are an integral part of these interim combined financial statements.

The Masterbatches Business of Clariant Ltd
COMBINED BALANCE SHEETS
As of September 30, 2019 and December 31, 2018
(unaudited)

(in CHF, thousands)	September 30 2019	December 31 2018
ASSETS
Current assets:
Cash and cash equivalents	35,068	123,328
Accounts receivable, net	182,642	176,604
Inventories	98,565	102,711
Loans to related parties	87,039	80,600
Other current assets	22,853	32,339
Total current assets	426,167	515,582
Non-current assets:
Property, plant and equipment, net	186,674	196,071
Right-of-use assets	24,446	-
Goodwill	48,547	48,703
Intangible assets, net	5,476	6,304
Deferred tax assets	17,469	12,718
Investments in affiliates	3,173	4,080
Total non-current assets	285,785	267,876
Total assets	711,952	783,458

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	95,773	125,282
Accrued and other liabilities	47,695	46,411
Accrued employee expenses	36,118	42,114
Short-term debt	25,077	17,871
Loans from related parties	43,224	59,171
Total current liabilities	247,887	290,849
Non-current liabilities:
Long-term debt	6,736	3,945
Retirement benefit obligations	24,953	18,855
Lease liabilities	18,574	-
Deferred tax liabilities	9,426	9,264
Other non-current liabilities	2,010	3,066
Total non-current liabilities	61,699	35,130
Total liabilities	309,586	325,979

EQUITY
Net investment from the Parent	449,138	492,686
Accumulated other comprehensive loss	(59,757)	(49,335)
Total equity attributable to the Masterbatches Business	389,381	443,351
Non-controlling interests	12,985	14,128
Total equity	402,366	457,479
Total liabilities and equity	711,952	783,458

The accompanying notes are an integral part of these interim combined financial statements.

The Masterbatches Business of Clariant Ltd
COMBINED STATEMENTS OF INCOME
For the nine-months ended September 30, 2019 and September 30, 2018
(unaudited)

(in CHF, thousands)	September 30 2019	September 30 2018
Sales	856,163	905,500
Cost of goods sold	(622,187)	(663,956)
Gross profit	233,976	241,544
Selling, general and administrative costs	(172,398)	(170,182)
Research and development costs	(7,922)	(5,855)
Other expense	(480)	(155)
Operating income	53,176	65,352
Interest expense	(10,062)	(11,257)
Interest income	1,548	1,115
Income before income tax expense	44,662	55,210
Income tax expense	(11,792)	(16,601)
Net income	32,870	38,609
Less: Net income attributable to non-controlling interests	646	391
Net income attributable to the Masterbatches Business	32,224	38,218

The accompanying notes are an integral part of these interim combined financial statements.

The Masterbatches Business of Clariant Ltd
COMBINED STATEMENTS OF COMPREHENSIVE INCOME
For the nine-months ended September 30, 2019 and September 30, 2018
(unaudited)

(in CHF, thousands)	September 30 2019	September 30 2018
Net income	32,870	38,609
Other comprehensive income (loss):
Defined benefit plan adjustment	(7,339)	1,083
Currency translation adjustment	(5,450)	(13,736)
Other comprehensive loss for the period, gross	(12,789)	(12,653)
Deferred tax effect	2,098	(83)
Other comprehensive loss for the period, net of tax	(10,691)	(12,736)
Comprehensive income for the period	22,179	25,873
Less: Comprehensive income / (loss) attributable to non-controlling interests	377	(190)
Comprehensive income attributable to the Masterbatches Business	21,802	26,063

The accompanying notes are an integral part of these interim combined financial statements.

The Masterbatches Business of Clariant Ltd
COMBINED STATEMENTS OF CHANGES IN EQUITY
For the nine-months ended September 30, 2019 and September 30, 2018
(unaudited)

(in CHF, thousands)	Net investment from the Parent	Accumulated other comprehensive loss	Non-controlling interests	Total equity
Balance as of December 31, 2018	492,686	(49,335)	14,128	457,479
Net income	32,224	-	646	32,870
Net transfers with Parent	(75,772)	-	-	(75,772)
Changes in non-controlling interests	-	-	(1,520)	(1,520)
Other comprehensive loss	-	(10,422)	(269)	(10,691)
Balance as of September 30, 2019	449,138	(59,757)	12,985	402,366

(in CHF, thousands)	Net investment from the Parent	Accumulated other comprehensive loss	Non-controlling interests	Total equity
Balance as of December 31, 2017	200,941	(37,632)	12,629	175,938
Net income	38,218	-	391	38,609
Net transfers with Parent	205,125	-	-	205,125
Changes in non-controlling interests	-	-	1,849	1,849
Other comprehensive loss	-	(12,155)	(581)	(12,736)
Balance as of September 30, 2018	444,284	(49,787)	14,288	408,785

The accompanying notes are an integral part of these interim combined financial statements.

The Masterbatches Business of Clariant Ltd
COMBINED STATEMENTS OF CASH FLOWS
For the nine-months ended September 30, 2019 and September 30, 2018
(unaudited)

(in CHF, thousands)	September 30 2019	September 30 2018
Operating activities:
Net income	32,870	38,609
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred tax benefit	(1,796)	(1,006)
Depreciation and amortization	17,953	21,341
Changes in operating assets and liabilities:
Accounts receivable	(10,617)	(7,876)
Inventories	1,675	(11,622)
Accounts payable	(20,878)	1,813
Other current assets and liabilities	7,245	(6,182)
Accrued liabilities	(6,948)	(15,208)
Net cash provided by operating activities	19,504	19,869

Investing activities:
Investments in property, plant and equipment	(17,671)	(12,516)
Investments in intangible assets	(1,035)	(746)
Net cash used by investing activities	(18,706)	(13,262)

Financing activities:
Proceeds from short-term debt	10,525	8,522
Repayments of short-term debt	(5,365)	(6,713)
Proceeds from long-term debt	6,686	-
Repayments of long-term debt	(430)	-
Net (repayments) of loans from / to related parties	(22,182)	(211,669)
(Distributions) / contributions to non-controlling interests	(1,520)	1,849
(Distributions) / contributions to Parent	(75,994)	204,447
Net cash used by financing activities	(88,280)	(3,564)

Effect of exchange rate changes	(778)	(2,305)
(Decrease) / increase in cash and cash equivalents	(88,260)	738
Cash and cash equivalents at the beginning of year	123,328	29,493
Cash and cash equivalents as of September 30	35,068	30,231

Noncash investing and financing activity:
Investments in property plant and equipment in accounts payable	6,160	4,210

The accompanying notes are an integral part of these interim combined financial statements.

        The Masterbatches Business of Clariant Ltd

UNAUDITED NOTES TO THE COMBINED FINANCIAL STATEMENTS
(in CHF, thousands)
NOTE 1 BASIS OF PRESENTATION
On 25 July 2019, Clariant Ltd (hereafter “Clariant” or “the Parent”) announced its intent to divest the entire Masterbatches Business (“the Masterbatches Business”, “the Masterbatches Business of Clariant Ltd” or “the Company”). On 19 December 2019, the Parent entered into a Share Purchase Agreement (“SPA”) with PolyOne Corporation (the “Buyer”) providing for the sale of the Masterbatches Business for approximately USD 1,560 million.
The Masterbatches Business is a part of the global business of Clariant, and specializes in color and additive concentrates and performance solutions for plastics whose product offerings enhance the market appeal or the end-use performance of plastic products, packaging and fibers. The Company’s portfolio of products caters to various industries including healthcare, infrastructure, agriculture, consumers goods, printing and packaging, transportation, fibers and home and personal care.
The Company has historically operated as part of the Parent and not as a separate entity. The accompanying interim combined financial statements have been prepared on a carve-out basis and are derived from the consolidated financial statements of the Parent.
The interim combined financial statements were prepared on a combined basis in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) consistent in all material respects with those applied for the year ended December 31, 2018, except for the effects of adopting new accounting guidance effective on January 1, 2019, as described in Note 2, Significant Accounting Policies. The interim financial information is unaudited but reflects all normal adjustments which are, in the opinion of management, necessary to provide a fair statement of results for the periods presented. The results of operations for the interim period are not necessarily indicative of the results to be expected for the entire year.
The December 31, 2018 balance sheet data was derived from audited financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America. Therefore, these interim combined financial statements should be read in conjunction with the combined financial statements for the year ended December 31, 2018.

NOTE 2 SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates
Preparation of the interim carve-out financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts and disclosures. These estimates and underlying assumptions can impact all elements of the interim combined financial statements, including but not limited to: allocations of costs and expenses from the Parent; pension and post-retirement obligations; impairment testing for goodwill, inventory reserves, intangible assets; deferred tax assets; uncertain income tax positions; and contingencies.
Although these estimates represent management’s best estimates based on available information, historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances, actual results may differ from these estimates. As future events and their effects cannot be determined with certainty, the estimates and assumptions may prove to be incomplete or inaccurate, or unanticipated events and circumstances may occur that might cause a change in the estimates and assumptions.
Accounting Standards Adopted
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“the New Leases Standard”). The New Leases Standard was issued to increase transparency and comparability among entities by recognizing right-of-use assets and lease liabilities on the balance sheet and disclosing key information about lease arrangements. The New Leases Standard is effective for public companies for

        The Masterbatches Business of Clariant Ltd

fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Masterbatches Business adopted the New Leases Standard as of January 1, 2019 using the transition option established by ASU 2018-11, Leases (Topic 842), Targeted Improvements (ASU 2018-11), which permits companies to adopt the New Leases Standard as of the beginning of the period of adoption without recasting financial information for prior periods presented.
The applied practical expedients at the adoption of the standard are as follows:
1. Practical expedient under ASC 842-10-65-1 (gg) to not reassess whether expired or existing land easements are or contain leases.
2. The package of transition practical expedients under ASC 842-10-65-1 (f) (elected as a package and applied consistently to all leases) not to reassess leases that commenced before the effective date consisting in:
a) No need to reassess whether any expired or existing contracts are or contain leases.
b) No need to reassess the lease classification for any expired or existing leases.
c) No need to reassess initial direct costs for any existing leases.
The company does not make use of the following practical expedients:
1. Practical expedient under ASC 842-10-65-1 (g) to use hindsight to determine the likelihood of whether a lease will be extended, terminated or whether a purchase option will be exercised.
2. Practical expedient to not separate lease and non-lease components. Therefore, the company separates non-lease components for all classes of underlying assets.

The impact upon adoption on January 1, 2019 was the recognition of CHF 21.5 million of right-of-use assets and lease obligations in the combined balance sheet. There was no cumulative effect adjustment as a result of the adoption of this standard. The impact of this ASU is non-cash in nature and did not materially affect the Company’s cash flows.
In February 2018 the FASB issued ASU 2018-02, Income Statement – Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, that gives entities the option to reclassify to retained earnings tax effects related to items that have been stranded in accumulated other comprehensive income as a result of the Tax Cuts and Jobs Act (the Act). An entity that elects to reclassify these amounts must reclassify stranded tax effects related to the Act’s change in US federal tax rate for all items accounted for in other comprehensive income.
For all entities, the guidance is effective for fiscal years beginning after 15 December 2018, and interim periods within those fiscal years. The Company adopted this update as of January 1, 2019. The adoption had no impact on the Company's combined financial statements.

Accounting Standards Not Yet Adopted
In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 changes the impairment model for most financial instruments. Current guidance requires the recognition of credit losses based on an incurred loss impairment methodology that reflects losses once the losses are probable. Under ASU 2016-13, the Company will be required to use a current expected credit loss model (“CECL”) that will result in immediate recognition of an estimate of credit losses that are expected to occur over the life of the financial instruments that are in the scope of this update, including accounts receivable. The CECL model uses a broader range of reasonable and supportable information in the development of credit loss estimates. This guidance becomes effective for the Company on January 1, 2023, including the interim periods in that year. The Company is currently evaluating the impact that the adoption of this ASU will have on the combined financial statements and related disclosures.

        The Masterbatches Business of Clariant Ltd

NOTE 3 SALES
The Masterbatches Business is a manufacturer and seller of industrial goods and generally meets the criteria to recognize revenues as products are shipped to customers. Set out below is the disaggregation of the sales from contracts with customers of the Company for the periods ended:

(in CHF, thousands)	September 30, 2019	September 30, 2018
Europe, Middle East and Africa	407,417	438,540
North America	187,946	204,644
Asia Pacific	122,622	119,063
Greater China	75,879	83,428
Latin America	62,299	59,826
Total sales	856,163	905,501

As of September 30, 2019, the Company did not have a material amount of unsatisfied performance obligations outstanding with customers for contracts in excess of one year in duration. Deferred revenue, considered a contract liability under ASC 606, amounted to CHF 6,995 thousand and CHF 6,500 thousand as of September 30, 2019 and December 31, 2018, respectively.
Revenue recognized as of September 30, 2019 that was part of the deferred revenues balance as of December 31, 2018 was CHF 6,500 thousand.
Outstanding obligations for returns, refunds, and warranties as of September 30, 2019 were not material.

NOTE 4 INVENTORIES
Components of inventories consisted of the following, as of:

(in CHF, thousands)	September 30, 2019	December 31, 2018
Raw materials and work in process	49,843	48,734
Finished products	42,693	48,623
Consumables	6,029	5,354
Total inventories	98,565	102,711

Inventories are adjusted for estimated obsolescence and written down to net realizable value. The Company did not record material amounts of inventory write-downs for the nine-month period ended September 30, 2019 or for the year ended December 31, 2018.

        The Masterbatches Business of Clariant Ltd

NOTE 5 PROPERTY, PLANT AND EQUIPMENT, NET
Components of property, plant and equipment consisted of the following, as of:

(in CHF, thousands)	September 30, 2019	December 31, 2018
Machinery and technical equipment	351,767	357,927
Buildings	184,096	187,472
Furniture and other equipment	41,175	41,490
Construction in progress	19,065	15,860
Land	9,168	10,562
Vehicles	5,412	5,895
Total property, plant and equipment, gross	610,683	619,206
Less accumulated depreciation	(424,009)	(423,135)
Total property, plant and equipment, net	186,674	196,071

Depreciation expense was CHF 16,062 thousand and CHF 17,566 thousand in the periods ended September 30, 2019 and September 30, 2018, respectively.

NOTE 6 LEASING
A lease is a contract, or part of a contract, that conveys the right to control the use of identified property, plant, or equipment (an identified asset) for a period of time in exchange for consideration. The Company determines if an arrangement is a lease at inception. Right-of-use assets and lease liabilities are included in the Company’s combined balance sheet.
Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term.
The Company leases machinery, equipment, land, buildings and cars which have remaining lease terms between less than one year and 37 years. Certain lease contracts contain options to extend the leases, which the Company has included in the lease term when it is reasonably certain for the Company to exercise that option. In addition, the Company made an accounting policy election for all the asset classes to not capitalize short-term leases and recognize them in the combined statement of income on a straight-line basis over the lease term. A short-term lease is defined as a lease that, at the commencement date, has a lease term of 12 months or less and does not include an option to purchase the underlying asset that the Company is reasonably certain to exercise.
Discount rates
To determine the present value of lease payments, the rate implicit in the lease is used, whenever such rate is readily determinable. When the implicit rate is not determinable, the Company uses its incremental borrowing rate, derived from information available at the lease commencement date. The Company gives consideration to publicly available data for instruments with similar characteristics when calculating its incremental borrowing rates, which are representative of rates for borrowings on a collateralized basis.
The below information is presented for the operating leases only under ASC 842. The Company does not have material finance leases.

        The Masterbatches Business of Clariant Ltd

Operating leases consisted of the following as of September 30, 2019:

(in CHF, thousands)	September 30, 2019
Right-of-use assets:
Right-of-use assets	24,446
Total operating lease assets	24,446

Lease liabilities:
Accrued and other liabilities	4,782
Lease liabilities	18,575
Total operating lease liabilities	23,357

Maturities of operating lease liabilities are as follows:

(in CHF thousands)	September 30, 2019
Remainder of 2019	1,740
2020	6,000
2021	5,236
2022	4,176
2023	3,000
Thereafter	10,491
Total future undiscounted cash flows	30,643
Less imputed interest	7,286
Total operating lease liabilities	23,357

Operating lease term and discount rate are as follows, for the nine-month period ended:

September 30, 2019
Weighted average remaining lease term (in years)	8.5
Weighted average discount rate	7%

Operating lease expense and cash paid are as follows for the nine-month period ended:

September 30, 2019
Operating lease expense	5,388
Operating lease cash paid	6,334
Lease liabilities arising from obtaining right-of-use assets	4,590

        The Masterbatches Business of Clariant Ltd

As of December 31, 2018, the future minimum lease payments for operating leases under ASC 840 with initial or remaining non-cancelable lease terms in excess of one year for the next five years and thereafter are as follows:

(in CHF, thousands)	December 31, 2018
2019	5,134
2020	4,695
2021	3,838
2022	2,913
2023	2,113
Thereafter	9,451
Total	28,144

NOTE 7 GOODWILL AND INTANGIBLE ASSETS, NET
The amounts shown below reflect the change in goodwill during the nine-month period ended September 30, 2019:

(in CHF, thousands)
Balance at the beginning of the year	48,703
Currency translation adjustment	(156)
Balance as of September 30, 2019	48,547

Net intangible assets consisted of the following, as of:
September 30, 2019

(in CHF, thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Capitalized software for internal use	12,034	(8,936)	3,098
Patents, technology and other	7,974	(6,471)	1,503
Trade names	14,725	(13,850)	875
Total intangible assets	34,733	(29,257)	5,476

December 31, 2018

(in CHF, thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Capitalized software for internal use	11,128	(7,585)	3,543
Patents, technology and other	8,047	(6,264)	1,783
Trade names	15,168	(14,190)	978
Total intangible assets	34,343	(28,039)	6,304

Amortization expense was CHF 1,891 thousand and CHF 3,775 thousand for the periods ended September 30, 2019 and 2018, respectively.

        The Masterbatches Business of Clariant Ltd

Expected amortization of finite-lived intangible assets for the next five years and thereafter are as follows:

(in CHF thousands)	As of September 30, 2019
Remainder of 2019	813
2020	1,986
2021	1,047
2022	797
2023	636
Thereafter	197
Total	5,476

NOTE 8 DEBT ARRANGEMENTS
Long-term debt
The Company's long-term debt as of September 30, 2019 and December 31, 2018 mainly consists of interest-bearing notes due in 2019 through 2025. The Company did not record material amounts of unamortized debt discount or debt issuance costs related to their long-term borrowings.
Total outstanding principal related to long-term debt arrangements consisted of the following as of:

(in CHF, thousands)	September 30, 2019	December 31, 2018
Notes due 2019 through 2025	10,239	5,896
Less: maturities classified as current	(3,503)	(1,951)
Total long-term debt	6,736	3,945
Weighted average interest rate on outstanding borrowings at end of year	6.0%	8.0%

Short-term debt

(in CHF, thousands)	September 30, 2019	December 31, 2018
Current maturities of long-term debt	3,503	1,951
Short term debt	21,574	15,920
Loans with related parties	43,224	59,171
Total short-term debt	68,301	77,042
Weighted average interest rate on outstanding non-related party borrowings at end of year	10.6%	9.3%

NOTE 9 FAIR VALUE MEASUREMENTS
ASC 820, Fair Value Measurement, (ASC 820) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a three-level fair value hierarchy that prioritizes information used in developing assumptions when pricing an asset or liability as follows:
Level 1 - Quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities;
Level 3 - Unobservable inputs that are supported by little or no market activity. Level 3 assets or liabilities are those whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques with significant unobservable inputs, as well as assets or

        The Masterbatches Business of Clariant Ltd

liabilities for which the determination of fair value requires significant judgment or estimation. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.
Observable market data is used in determining fair value, when available. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
Financial assets and liabilities measured at fair value on a nonrecurring basis include long-lived assets and intangible assets which may be written down to fair value as a result of impairment.
The Company has determined the fair value measurements related to each of these rely primarily on Company-specific inputs and the Company's assumptions about the use of the assets, as observable inputs may not be available (Level 3). To determine the fair value of long-lived asset groups, the Company utilizes discounted cash flows expected to be generated by the long-lived asset group.
The Company performs the annual impairment test in the fourth quarter, however as of September 30, 2019 or 2018 no indicators of impairment were observed by management. As such, during the periods ended September 30, 2019 and 2018, the Company did not record a goodwill impairment charge for any of its reporting units.
Financial Instruments Not Carried at Fair Value
The Company recorded CHF 6,736 thousand and CHF 3,945 thousand of long-term debt as of September 30, 2019 and December 31, 2018, respectively, whose carrying value approximates fair value (Level 2), which consists primarily of interest bearing notes due in 2019 - 2025. See Note 8, Debt Arrangements for additional information.
Assets and Liabilities Not Carried at Fair Value
The carrying value of cash and cash equivalents, short term receivables, accounts payable, short-term debt and current loans to and from related parties are reasonable estimates of fair value due to the relatively short period of time between the origination of the instruments and their expected realization.

NOTE 10 EMPLOYEE BENEFIT PLANS
Upon the divestiture of the Masterbatches Business by Clariant, the Parent expects to transfer certain employee benefit plans in full to the Company and retained certain other plans. The defined benefit plans that are expected to be transferred in full (the “Direct Plans”) are accounted for in the interim combined financial statements as defined benefit plans in accordance with ASC 715, Compensation—Retirement Benefits, to reflect the related assets and liabilities of these plans. The defined benefit plans that are not expected to be transferred in full (the “Shared Plans”), are accounted for using the multiemployer accounting approach with the related assets or liabilities not reflected in these combined financial statements.
Defined Benefit Plans
The Company sponsors the Direct Plans, which are defined benefit pension plans for certain active employees, terminated employees and retirees of the Masterbatches Business. The defined benefit plans provide pension benefits based on years of service and employee compensation levels. The Company’s primary plans are located in the United States of America, Canada, Belgium, Taiwan, Italy, Saudi Arabia, Pakistan and France. The below defined benefit plan disclosures include those material plans to the Company.

        The Masterbatches Business of Clariant Ltd

The interim net periodic benefit costs presented below were determined based on actuarial methods and include the following for the nine-month period ended:

(in CHF, thousands)	September 30, 2019	September 30, 2018
Service cost	2,092	2,421
Interest cost	3,131	2,816
Expected return on plan assets	(2,903)	(2,514)
Net periodic benefit cost	2,320	2,723

The total amount of the employer’s contribution paid, and expected to be paid, during 2019 is not significantly different from the disclosure in the annual financial statements.
The weighted average expected long-term rate of return on plan assets used in the determination of the pension net benefit cost was 3.6%.
Service costs are classified as employee compensation costs within cost of sales and selling, general and administrative costs within the interim combined statement of income. All other components of net periodic benefit cost are classified within the other income, net line item, for all periods presented.
Defined Contribution Plans
The Parent sponsors defined contribution plans for certain hourly and salaried employees, which accrue benefits for employees on a pro-rata basis during their employment period based on their individual salaries. Expense related to the contributions for these plans recorded by the Company was approximately CHF 4,433 thousand and CHF 4,441 thousand for the nine months ended September 30, 2019 and 2018, respectively.
Multiemployer Pension Plans
The Company accounts for certain of its pension plans as multiemployer pension plans. These include pension plans as well as the Shared Plans that based on their nature qualify as multiemployer pension plans under US GAAP. As such, the related assets and liabilities are not reflected in the combined financial statements. The Company recorded expense in the Combined statement of Income of CHF 1,065 thousand and CHF 1,701 thousand for the nine months ended September 30, 2019 and 2018, related to the employees’ participation in Parent sponsored plans.
The Company had no other postretirement benefit obligations as of September 30, 2019.

        The Masterbatches Business of Clariant Ltd

NOTE 11 INCOME TAXES
A summary of income tax expense is as follows for the periods ended:

(in CHF, thousands)	September 30, 2019	September 30, 2018
Current income tax expense (benefit):
Domestic	(3)	3
Foreign	13,591	17,604
Total current income tax expense	13,588	17,608

Deferred income tax (benefit) expense:
Domestic	4	1
Foreign	(1,800)	(1,008)
Total deferred income tax (benefit) expense	(1,797)	(1,007)
Total income tax expense	11,792	16,601

The annual estimated effective tax rate method was applied, as management believes it provides a reliable estimate of the expected 2018 and 2019 income tax expense on an interim basis. During the first nine months of 2019, the Company recorded an income tax expense of CHF 11,792 thousand, reflecting the estimated annual effective tax rate in each of its jurisdictions, applied to the third quarter of 2019 combined result before taxes.
As of September 30, 2019, there is pending tax legislation that is expected to be enacted before the end of 2019 that will increase the Company’s income tax rate in Switzerland effective January 1, 2020. Upon enactment, the Company will be required to remeasure its current deferred tax assets and liabilities to reflect the new tax rate.

NOTE 12 COMMITMENTS AND CONTINGENCIES
Purchase commitments. In the regular course of business, the Masterbatches Business enters into relationships with vendors and suppliers whereby the Company commits itself to capital acquisition of property, plant and equipment and intangible assets in order to benefit from better pricing conditions. The majority of the capital commitments will be paid within the one year after the respective balance sheet date. These commitments are not in excess of current market prices and reflect normal business operations.
Contingencies. The Masterbatches Business operates in countries where political, economic, social, legal, and regulatory developments can have an impact on the operational activities. The effects of such risks on the Company’s results, which arise during the normal course of business, are not foreseeable and are, therefore, not included in the accompanying financial statements.
In the ordinary course of business, the Company is involved in lawsuits, claims, investigations and proceedings, including product liability, intellectual property, commercial, environmental, and health and safety matters. Although the outcome of any legal proceedings cannot be predicted with certainty, the Company is not aware of such matters pending which would likely have any material adverse effect in relation to its business, financial position, or results of operations.
In determining loss contingencies, the Company considers the likelihood of impairing an asset or the incurrence of a liability at the date of the combined financial statements as well as the ability to reasonably estimate the amount of such loss. The Company records a provision for a loss contingency when information available before the combined financial statements are issued or are available to be issued indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the combined financial statements and when the amount of loss can be reasonably estimated. The Company regularly re-evaluates claims to determine whether provisions need to be readjusted based on the most current information available to the Company.

        The Masterbatches Business of Clariant Ltd

NOTE 13 RELATED PARTY TRANSACTIONS AND NET INVESTMENT FROM THE PARENT
The Masterbatches Business has historically operated as part of the Parent and not as a stand-alone company. Accordingly, the Parent has funded certain expenses or provided services on behalf of the Company. These services included support functions provided by the Parent on behalf of the Company. As such the Parent allocated certain costs to the Company that are reflected within these combined financial statements. Such allocations are based on the requirements of preparing combined financial statements and in that same context management determined that such allocations are determined on a reasonable basis. However, such cost allocations may not be indicative of the costs that would have been incurred if the Company had been operated on a standalone basis during the periods presented. In addition, the expenses reflected in the financial statements may not be indicative of expenses the business will incur in the future. Actual costs that would have been incurred if the Company had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including the Company’s capital structure, information technology and infrastructure.
As described in Note 1, Basis of Presentation, the Masterbatches Business participates in a global cash pooling arrangement operated by the Parent and certain of its subsidiaries, whereby cash generated by the Company is managed by the Parent. This arrangement manages the working capital needs of the Masterbatches Business. The majority of the Company’s cash is transferred to the Parent, and the Parent funds the Company’s operating and investing activities as necessary. The cumulative net transfers related to these transactions are recorded in Net parent investment in the combined financial statements.
Related Party Transactions
In the ordinary course of business, the Masterbatches Business enters into transactions with related parties, which are subsidiaries and other businesses of the Parent, for the sale or purchase of goods, as well as other arrangements. Related party transactions include the following for the nine-month period ended:

(in CHF, thousands)	September 30, 2019	September 30, 2018
Revenue from sale of goods	1,219	1,098
Purchase of goods	26,093	27,438
Interest expense from related parties	6,491	8,687
Interest income with related parties	1,240	902
Income from shared assets used jointly with the Parent	1,328	1,090
Expenses from shared assets used jointly with the Parent	2,961	2,652

Related Party Balances
Related party balances as of September 30, 2019 and December 31, 2018 consisted of the following:

(in CHF, thousands)	September 30, 2019	December 31, 2018
Accounts receivable, net	225	330
Accounts payable	3,855	5,621
Loans to related parties	87,039	80,600
Loans from related parties	43,224	59,171

Allocations of Costs for The Parent’s Services
The total costs for services and functions allocated to the Company from the Parent were as follows for the nine-month period ended:

        The Masterbatches Business of Clariant Ltd

(in CHF, thousands)	September 30, 2019	September 30, 2018
Selling, general and administrative costs	63,688	66,731
Research and development costs	1,077	996
Total costs allocated from the Parent	64,765	67,726

Net Investment from the Parent
Net investment from the Parent on the combined balance sheets and combined statements of changes in equity represents the Parent’s historical investment in the Masterbatches Business, the net effect of transactions with, and allocations from, the Parent, as well as the Company’s accumulated earnings and other comprehensive income. Net transfers to the Parent are included within Net Parent investment.

NOTE 14 ACCUMULATED OTHER COMPREHENSIVE LOSS
The amounts recognized in accumulated other comprehensive loss as of September 30, 2019 was as follows:

(in CHF, thousands)	Cumulative Translation Adjustment	Pension and Other Postretirement Benefits	Accumulated Other Comprehensive Loss
Balance at December 31, 2018	(49,378)	43	(49,335)
Reclassification to earnings	-	-	-
Loss arising during the period	(5,170)	(7,339)	(12,509)
Effect of deferred taxes	-	2,087	2,087
Balance at September 30, 2019	(54,548)	(5,209)	(59,757)

The amounts recognized in accumulated other comprehensive loss as of September 30, 2018 was as follows:

(in CHF, thousands)	Cumulative Translation Adjustment	Pension and Other Postretirement Benefits	Accumulated Other Comprehensive Loss
Balance at December 31, 2017	(36,543)	(1,089)	(37,632)
Reclassification to earnings	-	-	-
Gain / (loss) arising during the period	(13,145)	1,083	(12,062)
Effect of deferred taxes	-	(93)	(93)
Balance at September 30, 2018	(49,688)	(99)	(49,787)

NOTE 15 SUBSEQUENT EVENTS
The Company has evaluated transactions for consideration as recognized subsequent events in these combined financial statements through 23 December 2019, the date these financial statements were available for issuance (or issued), for the purposes of unrecognized subsequent events.
On 19 December 2019, the Parent entered into a Share Purchase Agreement with PolyOne Corporation providing for the sale of the Masterbatches Business. Refer to Note 1, Basis of Presentation for further details.